UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-A/A
(Amendment No. 1)
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
SINA CORPORATION
(Exact name of registrant as specified in its charter)

Cayman Islands	N/A

(State of incorporation or organization)	(IRS Employer Identification No.)

37F Jin Mao Tower
88 Century Boulevard, Pudong
Shanghai 200121, China	N/A

(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
Ordinary Share Purchase Rights	The NASDAQ Stock Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑
If this form relates to the registration of a class of securities pursuant to 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐
Securities Act registration statement file number to which this form relates (if applicable): N/A
Securities to be registered pursuant to Section 12(g) of the Act:
None

     SINA Corporation (the “Company”), supplements and amends its Registration Statement on Form 8-A, dated February 24, 2005, as follows:
Item 1. Description of Securities to be Registered.
     Reference is hereby made to the Rights Agreement (the “Rights Agreement”), dated as of February 22, 2005, between the Company and American Stock Transfer & Trust Company, a New York bank, as rights agent.
     On November 18, 2009, the Company entered into an Amendment No. 1 to its Rights Agreement (the “First Amendment”) for the purpose of amending the Rights Agreement to add to the definition of “Exempted Person” any person who has reported or is required to report that such person is the beneficial owner of 10% or more (but less than 11%) of the Ordinary Shares of the Company then outstanding on Schedule 13G under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or any comparable or successor report), or on Schedule 13D under the Exchange Act (or any comparable or successor report) which Schedule 13D does not state any intention to or reserve the right to control or influence the management or policies of the Company or engage in any of the actions specified in Item 4 of such schedule (other than the acquisition or disposition of the Ordinary Shares of the Company) and, within 10 business days of being requested by the Company to advise it regarding the same, certifies to the Company that such person acquired Ordinary Shares of the Company causing its ownership to be 10% or more of the Ordinary Shares of the Company then outstanding inadvertently, and who or which, together with all affiliates and associates, thereafter does not acquire additional shares of Ordinary Shares of the Company while being the beneficial owner of 10% or more of the shares of Ordinary Shares of the Company then outstanding.
     The First Amendment is attached as Exhibit 4.2 hereto and is incorporated herein by reference.
Item 2. Exhibits.
4.1	Rights Agreement dated as of February 22, 2005 between SINA Corporation and American Stock Transfer & Trust Company, as rights agent (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K filed by SINA Corporation on February 24, 2005).

4.2	Amendment No. 1 to the Rights Agreement, dated as of November 18, 2009, by and between SINA Corporation and American Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.2 of the Report of Foreign Private Issuer on Form 6-K filed by SINA Corporation on November 20, 2009).

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

SINA CORPORATION
Date: November 20, 2009	By:	/s/ Herman Yu
Herman Yu
Chief Financial Officer

Exhibit Index

Exhibit No.	Description

4.1	Rights Agreement dated as of February 22, 2005 between SINA Corporation and American Stock Transfer & Trust Company, as rights agent (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K filed by SINA Corporation on February 24, 2005).

4.2	Amendment No. 1 to the Rights Agreement, dated as of November 18, 2009, by and between SINA Corporation and American Stock Transfer & Trust Company, as rights agent (incorporated by reference to Exhibit 4.2 of the Report of Foreign Private Issuer on Form 6-K filed by SINA Corporation on November 20, 2009).